Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products to Acquire Polish Industrial Gas Business from Linde

A teleconference will be held today at 9:00 a.m. U.S. Eastern Time. See details below.

LEHIGH VALLEY, Pa. (January 8, 2007) – Air Products (NYSE:APD) today announced it has reached definitive agreement with The Linde Group to acquire the industrial gas business of BOC Gazy Sp z o.o. for 370 million euros ($481 million). The transaction is subject to regulatory approval and customary closing conditions. For regulatory purposes, BOC Gazy was required to be sold by Linde as a result of its purchase of The BOC Group plc in September 2006.

The BOC Gazy business had fiscal year 2006 sales of approximately 126 million euros ($164 million) and earnings before tax, interest, depreciation and amortization (EBITDA) of approximately 38 million euros ($50 million). The business has approximately 750 employees, five major industrial gas plants and six cylinder transfills serving customers across a diverse range of industries, including chemicals, steel and base metals, among others.

“We’re taking advantage of a unique opportunity to become the number one industrial gas supplier in Central Europe’s fastest growing economy,” said Air Products Chairman and Chief Executive Officer John Jones. “With manufacturing moving eastward in Europe and investment increasingly flowing in that direction, we intend to capitalize on the substantial growth potential in these markets. The business we are acquiring is very attractive and fits our strategy to become a higher growth and higher return company. It allows us to build critical mass and a low cost position in the region and be a bridge to serving a broad range of customers across Central and Eastern Europe.”

Air Products operates in 15 countries throughout Europe, including the central and eastern European countries of the Slovak Republic, the Czech Republic, Russia and Poland. Total European sales in Air Products’ 2006 fiscal year were approximately $2.6 billion. Within Poland, Air Products has been a supplier of industrial gases since the early 1990s and has annual sales of about 11 million euros ($15 million).

Air Products plans to finance the transaction through euro debt.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $9 billion, operations in over 40 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this presentation regarding important risk factors. Actual performance and financial results may differ materially from those expressed in the forward-looking statements because of many factors, including those specifically referenced as future events or outcomes that the company anticipates as well as, among other things, overall economic and business conditions in Central and Eastern Europe and elsewhere different than those currently anticipated and demand for Air Products’ goods and services during that time; competitive factors in the industries in which it competes; natural or political interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the European and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to currently undetermined portfolio management and cost reduction actions; the success of implementing cost reduction programs or achieving synergies; the timing, impact, ability to complete and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the recovery of insurance proceeds; the impact of new financial accounting standards; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this presentation to reflect any change in the company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

(U.S.)
Beth Mentesana, tel: (610) 481-2459, e-mail: mentesbk@airproducts.com.

(Europe)
George Noon, tel: 44 (1932) 249273, e-mail: noong@airproducts.com.

Investor Inquiries:

Nelson Squires, tel: (610) 481-7461, e-mail: squirenj@airproducts.com.

EDITOR’S NOTE:
Today Air Products will host an acquisition teleconference call and an accompanying slide presentation at 9:00 a.m. EST. You can participate by calling (913) 312-1300 and entering passcode 4332339, or listen on the Web at: www.airproducts.com/Invest/financialnews/polandconfcall.htm.